                                                                     EXHIBIT 5.1

                 [ORRICK, HERRINGTON & SUTCLIFFE LLP LETTERHEAD]

May 25, 2004

Onyx Software Corporation
1100-112th Avenue NE, Suite 100
Bellevue, Washington  98004

RE:      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed resale of up to 504,891 shares (the "Shares") of common stock of Onyx Software Corporation, $0.01 par value per share, by the selling shareholder, Visuale, Inc., pursuant to a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act").

We have examined the Registration Statement and such instruments, documents, certificates and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement as originally filed or as subsequently amended or supplemented, and to the reference to our firm in the Registration Statement under the heading "Legal Matters." In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP